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                                                                      EXHIBIT 12

                         WASHINGTON NATURAL GAS COMPANY

                STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                              9 MONTHS    12 MONTHS
                                         FOR FISCAL YEARS ENDED SEPTEMBER 30,                   ENDED       ENDED
                             -------------------------------------------------------------    JUNE 30,     JUNE 30,
                              1990      1991      1992      1993       1994        TOTAL        1995         1995
                             -------   -------   -------   -------   --------     --------    --------    ---------
                                                             (DOLLARS IN THOUSANDS)
1. Net Income (loss)........ $18,762   $29,409   $12,231   $21,771   $ (8,243)    $ 73,930     $28,604     $18,950
2. Add: Federal Income
      Taxes.................   6,995    14,000     4,902     9,447     (5,992)      29,352      14,092       8,961
   Extraordinary
      Non-Recurring Items of
      Expense...............      --        --        --        --                      --          --          --
                             -------   -------   -------   -------   --------     --------     -------     -------
3. Sub-Total (1 plus 2).....  25,757    43,409    17,133    31,218    (14,235)     103,282      42,696      27,911
4. Deduct: Extraordinary
      Non-Recurring Items of
      Income................      --        --        --        --         --           --          --          --
                             -------   -------   -------   -------   --------     --------     -------     -------
5. Adjusted Net Income from
      Continuing Operations
      (3 minus 4)...........  25,757    43,409    17,133    31,218    (14,235)     103,282)     42,696      27,911
   Add Fixed Charges:
      Interest on Funded and
        Unfunded Debt.......  20,424    24,425    26,249    26,381     29,275      126,754      22,277      29,569
      Amortization of Debt
        Discount............     149       169       299       361        392        1,370         273         372
      Rentals...............   1,304     1,406     1,517     1,633      1,337        7,197         941       1,254
                             -------   -------   -------   -------   --------     --------     -------     -------
6. Total Fixed Charges......  21,877    26,000    28,065    28,375     31,004      135,321      23,491      31,195
                             -------   -------   -------   -------   --------     --------     -------     -------
7. Net Earnings Available
      for Fixed Charges
      (5 plus 6)............  47,634    69,409    45,198    59,593     16,769      238,603      66,187      59,106
                             =======   =======   =======   =======   ========     ========     =======     =======
8. Fixed Charges Times
      Earned (7 divided by
      6)....................    2.18      2.67      1.61      2.10       0.54(1)      1.76        2.82        1.89

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(1) Earnings were inadequate to cover fixed charges by $14,235.